Exhibit 99.2
EXECUTION FINAL
REAL ESTATE PURCHASE AND SALE AGREEMENT
BETWEEN
SYKES REALTY, INC.
(as Seller)
AND
SAGE AGGREGATION, LLC
(as Purchaser)
CONCERNING CERTAIN PROPERTIES KNOWN AS
THE SYKES PORTFOLIO
AND LOCATED AT THE FOLLOWING PUBLIC STREET ADDRESSES
(now or formerly)
7220 SYKES BOULEVARD, PALATKA, FL; 55 SYKES BOULEVARD, PIKEVILLE, KY; 3700
SYKES BOULEVARD, ADA, OK; AND 5970 SYKES BOULEVARD, MANHATTAN, KS

EXECUTION FINAL
TABLE OF CONTENTS

PAGE

Schedules and Exhibits

Schedule 1.1	—	Defined Terms
Schedule 2.2	—	Purchase Price Allocation

REAL ESTATE PURCHASE AND SALE AGREEMENT
     THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the Effective Date (defined below) by and between Sykes Realty, Inc., a Florida corporation (the “Seller”), and SAgE Aggregation, LLC, a Delaware limited liability company (the `Purchaser”), and is joined in by the Title Company (defined below) in accordance with Schedule 3.1. Seller and Purchaser are hereinafter referred to jointly as the “Parties”.
     In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties who agree as follows:
ARTICLE 1
Definitions
     Section 1.1 Definitions. For the purposes of this Agreement, capitalized terms not otherwise defined in this Agreement have the meaning set forth in Schedule 1.1.
ARTICLE 2
Agreement; Purchase Price; Closing Date
     Section 2.1. Agreement to Sell and Purchase. Subject to the terms and provisions of this Agreement, Seller agrees to sell the Properties to Purchaser, and Purchaser agrees to purchase the Properties from Seller. Each individual parcel of land and improvements that make up the Real Property are commonly known collectively as the “Sykes Portfolio” and are located at the following public street addresses (now or formerly): 7220 Sykes Boulevard, Palatka, Florida; 55 Sykes Boulevard, Pikeville, Kentucky; 3700 Sykes Boulevard, Ada, Oklahoma; and 5970 Sykes Boulevard, Manhattan, Kansas.
     Section 2.2. Purchase Price. The Purchase Price for all of the Properties shall be Fifteen Million Three Hundred Seventy-Five Thousand and 00/100 Dollars ($15,375,000.00). Purchase Price shall be allocated among each Property as set forth in Schedule 2.2 (the “Purchase Price Allocation”).
     Section 2.3. Closing Date. The transaction contemplated for all of the Real Property described in this Agreement shall close on or before September 13, 2006 (the “Closing Date”).
ARTICLE 3
Deposit
     Section 3.1. Deposit. No later than the third Business Day following the Effective Date, Purchaser shall deposit One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) with the Title Company. No later than the third Business Day immediately following the end of the Study Period, unless this Agreement terminates in accordance with Section 5.2 below, Purchaser shall deposit an additional One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) with the Title Company. All deposits made pursuant to this Section 3.1, together with all interest and earnings thereon, are referred to collectively in this Agreement as the “Deposit.” The Deposit shall be held in a segregated account in accordance with the provisions of Schedule 3.1 hereto. The Deposit shall be applied to the Purchase Price if the Closing occurs. If the Closing does not occur or if this Agreement otherwise terminates, the Deposit shall be disbursed as provided in this Agreement.

ARTICLE 4
Title and Survey
     Section 4.1. Title and Survey. Prior to execution of this Agreement Seller has delivered the following to Purchaser:

1. Surveys:	Ada, Oklahoma:	Prepared by Central Land Surveying dated May 25, 2006

	Pikeville, Kentucky:	Prepared by Summit Engineering dated May 17, 2006

	Manhattan, Kansas	Prepared by Sloan & Meier dated June 12, 2006

2. Title Insurance Commitments:

Ada, Oklahoma:		Prepared by First American Title Insurance Company dated June 8, 2006

Pikeville, Kentucky:		Prepared by Nalco Laud Title Corp. dated May 3, 2006

Manhattan, Kansas		Prepared by Charlson and Wilson Bonded Abstracters dated April 28, 2006
Subsequent to the Effective Date,
(a) Seller shall provide Purchaser with a copy of the survey and title commitment for Palatka, Florida and legible copies of all documents listed as exception documents iii the title insurance policies or title commitments and all existing surveys of each Real Property, to the extent that the same are in Seller’s possession; and
(b) Purchaser may at its option order additional title commitments or pro forma title policies (collectively, the ‘“Title Commitment”) and ALTA surveys of the Real Property (collectively, the “Survey”).
(c) Purchaser shall have until the Study Period Notice Deadline to give Seller a written notice that sets forth any objections that Purchaser has to title or survey matters affecting any of the Properties making up the Real Property and disclosed on the applicable Title Commitment or the Survey (the “Purchaser Title Objections”).
(d) If Seller receives timely written notice that sets forth any objections Purchaser has to title or survey matters Seller shall use reasonable efforts to cure the Purchaser Title Objections before the Closing Date.

(e) If, despite such reasonable efforts, Seller is unable to cure the Purchaser Title Objections by the Closing Date, Purchaser shall have the option (in its sole discretion) of either:
• accepting the title as it then is, or
• terminating this Agreement, in which event the Deposit shall immediately be returned to Purchaser, this Agreement shall terminate and Purchaser and Seller shall have no further obligations or liabilities hereunder other than Purchaser’s obligations under Section 5.1(b)(iv) and Section 5.3.
Notwithstanding anything in this Agreement to the contrary, all Voluntary Liens will be satisfied by Seller on or prior to the Closing Date or, if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to Seller, and Purchaser shall have no obligation to give Seller any notice of objection with respect to any Voluntary Liens.
ARTICLE 5
Inspection and Audit
Section 5.1. Due Diligence Materials; Access.
(a) Within three (3) Business Days from the Effective Date, Seller shall provide to Purchaser complete copies of the documents and materials listed on Schedule 5.1 to the extent that Seller has such documents in its possession for each individual parcel of land and improvements that make up the Real Property. Prior to the date of this Agreement Seller has delivered to Purchaser complete copies of the Lease Agreements and Environmental Reports as follows:

Environmental Reports:

Ada, Oklahoma	Prepared by Sewall Environmental Associates, LLC dated June 23, 2006.

Pikeville, Kentucky	Prepared by Summit Engineering dated May 22, 2006

Manhattan, Kansas	Prepared by Associated Environmental dated June 12, 2006

Palatka, Florida	Prepared by Earth Systems, Inc. dated June 5, 2006

Leases:

Tenant	Real Property	Commencement Date	Amendments or amending correspondence
Alorica, Inc. — Pure Net Lease Agreement, Single-Tenant Building dated June 8, 2004	Manhattan, Kansas	8-1-04	Lease Amendment No. f dated June 17, 2004

ACS Commercial Solutions, Inc. (“ACS”) Pure Net Lease Agreement, Single-Tenant Building dated January 5, 2005	Pikeville, Kentucky	2-1-05	Letter Agreement re: Contingency dated January 6, 2005

Second Amendment dated March 31, 2005

Tenant Letter dated December 22, 2005 wherein the Tenant Exercised its first option to extend the Lease Agreement

Precision Response Corporation (“PRC”) Pure Net Lease Agreement, Single-Tenant Building dated April 14, 2005	Palatka, Florida	5-1-05	e-mail from Tenant dated April 27, 2005 re: return of FF&E and removal from Lease.

e-mail to Tenant dated May 06, 2005 re: return of F’F&E and removal from Lease.

Seller will prepare a Lease Amendment and submit it to the Tenant for signature

Interactive Response Technologies (“ IRE”’) Pure Net Lease Agreement, Single-Tenant Building dated June 15, 2005	Ada, Oklahoma	1 1-1-05	Lease Amendment No. One (l) has been sent to the Tenant for signature.
     (b) During the term of this Agreement, Purchaser, personally or through its authorized agents or representatives, shall be entitled to interview the Tenants and any subtenants and, upon reasonable advance notice to Seller, to enter upon the individual parcels of land and improvements that make up the Real Property during normal business hours, and shall have the right to make such investigations, including appraisals, engineering studies, soil tests, environmental studies, inquiry of governmental officials, and underwriting analyses, as Purchaser deems necessary or advisable, subject to the following limitations:
(i)	Purchaser shall give Seller written or telephonic notice followed up by written notice faxed to Seller at least two (2 Business Days before conducting any inspections on any part of the Real Property. A representative of Seller shall have the right to be present when Purchaser or its representatives conduct investigations on any part of the Real Property;

(ii)	neither Purchaser nor its representatives shall materially interfere with the use, occupancy or enjoyment of the Real Property by any Tenants;

(iii)	neither Purchaser nor its agents shall damage any Real Property or any portion thereof, except for any immaterial damage caused by environmental or geotechnical tests, all of which shall promptly be repaired by Purchaser; and

(iv)	Purchaser shall indemnify, hold harmless and defend the Seller against all costs (including reasonable attorneys’ fees) and damage to any Property caused by the activities of Purchaser or its agents under this paragraph, provided; however, that such indemnity shall not include any costs or damages caused by:
•	acts of Seller or its agents or representatives,

•	any claims of diminution in the value of such Real Property as a consequence of the results revealed by such tests and inspections or

•	any pre-existing condition of any Real Property
Notwithstanding anything contained in the Agreement to the contrary Purchaser shall not contact the Tenants except through Seller.
     Section 5.2. Study Period. Purchaser shall have beginning on the Effective Date through the period ending at 6:00 p.m. (local time in Boston, Massachusetts) on August 14, 2006 (the “Study Period”), to physically inspect the individual parcels of land and improvements that make up the Real Property, review economic data and market conditions, underwrite the Tenants and review the Leases, conduct appraisals, make inquiry of governmental officials, perform examinations of the physical condition of the Improvements, examine each individual parcel of land and improvements that make up the Real Property for the presence of Hazardous Materials except for Hazardous Materials Permitted Exceptions and to otherwise conduct such due diligence and underwriting as Purchaser, in its sole and absolute discretion, deems appropriate.
     This Agreement shall automatically terminate at 6:00 p.m. on August 14, 2006 (the “Study Period Notice Deadline”), unless Purchaser gives Seller written notice (the “Study Period Notice_”) that Purchaser, in its absolute and unreviewable discretion, elects to proceed with the purchase of the Real Property subject to and in accordance with the terms of this Agreement.
     At any time before the Study Period Notice Deadline, Purchaser may, in its absolute and unreviewable discretion, terminate this Agreement by giving written notice thereof to Seller (the “Termination Notice”).
     If this Agreement shall automatically terminate, the Deposit promptly shall be returned to Purchaser, and Seller and Purchaser shall have no further obligations or liabilities to each other hereunder other than Purchaser’s obligations under Section 5.1(b)(iv) and Section 5.3.
     Section 5.3. Confidentiality. Purchaser shall use the Confidential Information only for purposes of evaluating the Properties in connection with its potential purchase thereof in accordance with the terms of this Agreement (and, if the Closing occurs, in connection with its ownership of the Properties).
Notwithstanding the foregoing,
     (a) Purchaser may disclose the Confidential Information to its owners, legal counsel, accountants, actual and potential lenders, actual and potential investors, regulatory authorities and similar third parties that need to review the Confidential Information in connection with Purchaser’s purchase of the Properties in accordance with the terms of this Agreement, and
     (b) Purchaser may disclose the Confidential Information to the extent that such disclosure is required by law or court order or by discovery rules in any legal proceeding, provided that Purchaser first shall provide written notice thereof to Seller.

     (c) If this Agreement is terminated before the Closing, Purchaser promptly shall return the Confidential Information to Seller and shall not retain copies thereof.
     (d) Except as otherwise provide in Subsection (b) of this Section 5.3, neither Seller nor Purchaser shall disclose this Agreement or make any public announcements concerning the sale of the Real Property.
     (e) In addition, and notwithstanding the foregoing restrictions, Seller and Purchaser authorize each other and their respective representatives to disclose prior to the Closing to any person(s) who has a valid reason to know, the tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind, including tax analyses or opinions, relating to such tax treatment and tax structure.
The provisions of this Section 5.3 shall survive the Closing or termination of this Agreement.
     Section 5.4. Termination of Contracts. Since Tenant under each Lease contracts directly with suppliers and vendors for utilities and services, so all Tenant Contracts shall remain undisturbed by transfer of the Real Property to Purchaser. There are no management and leasing agreements and there shall be none on the date of Closing.
     Section 5.5 Cooperation. During the term of this Agreement, the Seller shall direct its property manager, agents and employees to cooperate with the reasonable requests of the Purchaser to obtain information concerning the Real Property, including information supplementary to the information described in Schedule 5.1.
     Section 5.6. No Employees. Seller represents that it has no employees employed in the management, ownership or operation of the Real Property.
ARTICLE 6
Conditions Precedent, Casualty Damage or Condemnation
     Section 6.1. Conditions Precedent Favoring Purchaser. In addition to any other conditions precedent in favor of Purchaser set forth elsewhere in this Agreement, Purchaser’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller.
          (a) Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing;
          (b) On the Closing Date, the Seller Representations shall be true, complete and accurate;
          (c) Purchaser shall have received an estoppel certificate as provided for in the Leases (provided such estoppel is substantially similar to the form attached hereto as Exhibit B); from the Tenants dated no earlier than thirty (30) days prior to the Closing Date certifying the facts that are then true with respect to the applicable Lease including without limitation (if such be the case) that the Lease is in full force and effect; that the Tenant is in possession, that the Tenant has commenced the payment of Rent; and that there are no defenses or offsets to the Lease claimed by the Tenant. This condition shall not be satisfied if any one of the Tenants’ estoppel certificate discloses: (i) any default or claim of material default by Landlord or Tenant except as may otherwise disclosed in this Agreement; (ii) any amendment, modification or supplement to the Lease that was not provided to Purchaser before the commencement of the Restricted Period; or (iii) any other information that is inconsistent in any material respect with the Leases or related information as provided to Purchaser before the commencement of the Restricted Period. Seller shall use good faith, commercially reasonable efforts to obtain such estoppel certificate from the Tenants, and shall deliver a copy of such estoppels to Purchaser promptly upon receipt thereof by Seller. Seller shall allow Purchaser to review the estoppel certificates before presenting it to the Tenants;
          (d) Each of the Leases has a self operating form of subordination, non-disturbance and attornment agreements. Seller shall deliver to Purchaser on a form pre-approved by Purchaser; a subordination, non-disturbance and attornment agreements (collectively, the “SNDA”), wherein each Tenant is affirming and subordinating the Leases to the loan of Purchaser’s mortgage lender, in a form that is recordable in the land records in each location where the individual properties that make up the Real Property arc located and in accordance with the contractual requirements imposed on each Tenant by their respective Leases and are reasonably acceptable to Purchaser and its lender. Seller shall use good faith to obtain such SNDA, and shall deliver the original of such SNDAs in recordable form promptly upon receipt thereof by Seller;
          (e) On the Closing Date, title to the Real Property shall be conveyed to Purchaser by Limited Warranty Deed subject only to the Permitted Exceptions and the Title Company shall issue to Purchaser an extended coverage owner’s title insurance policy (on the current ALTA Form B) in the amount of the Purchase Price, together with the Required Endorsements, insuring good and indefeasible fee simple title to each parcel of the Real Property in Purchaser, subject only to the Permitted Exceptions and the standard printed exceptions, except that: (i) the exceptions for mechanic’s liens, unrecorded easements and sovereign lands shall be deleted; (ii) the survey exception shall be limited to Permitted Exceptions; (iii) the exception relating to ad valorem taxes shall relate only to taxes owing for the year of closing and subsequent years; (iv) the parties-in-possession exception shall be deleted except as to the Tenants, as tenants only, as provided for in the Lease; and (v) the exclusion relating to creditor’s rights shall be deleted;
          (f) On the Closing Date, (i) the Real Property shall be in the same condition that they are in on the date of this Agreement except as otherwise provided in this Agreement, reasonable wear and tear excepted, and free from tenants and occupants, except for the Tenants pursuant to the Leases; (ii) there shall be no judicial or administrative or condemnation proceeding pending or threatened concerning any part of the Real Property that was not disclosed in writing to Purchaser before the commencement of the Restricted Period; (iii) the Real Property and the use and operation thereof shall comply in all material respects with all Legal Requirements; (iv) the Leases shall be in full force and effect and free from default, except for any default that was disclosed in writing to Purchaser before the end of the Study Period; (v) there shall be no bankruptcy proceeding pending or threatened in writing with respect to the Tenants; and (vi) the Real Property shall be free and clear of: (y) any management or leasing agreements and any other Contracts; and (z) any collective bargaining or employment agreements;
          (g) On the Closing Date, there shall be no Hazardous Materials (except the following which shall be “Hazardous Materials Permitted Exceptions”:
          1. Fuel to be used by the Standby Electrical Generator,
          2. Products and solutions used in typical office equipment, and
          3. Typical household products, such as cleaners)

at the Real Property that have not been fully remediated in accordance with all applicable laws, and Purchaser shall have determined through a third party environmental report(s) obtained by and satisfactory to Purchaser confirming the same;
          (h) To the extent applicable, Purchaser shall have received an estoppel certificate dated no earlier than thirty (30) days prior to the Closing Date, in form and substance reasonably acceptable to Purchaser, from all parties to any Reciprocal Easement Agreements (the “REA Estoppels”); and
          (i) Purchaser shall be permitted to inspect and copy at each individual property making up the Real Property the final certificates of occupancy required to be maintained at each individual property for all of the Improvements (the “Certificate of Occupancy”).
Seller’s failure to satisfy the conditions to Closing set forth in this Section 6.1 shall not constitute defaults under this Agreement.
     Section 6.2. Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser.
          (a) Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing; and
          (b) On the Closing Date, the representations of Purchaser set forth in Section 7.2 shall be true, accurate and complete.
     Section 6.3. Risk of Loss. Unless and until the Closing is completed, the risk of loss to the Real Property from casualty or condemnation shall he borne by Seller. If all or a portion of any individual land parcel making up the Real Property is damaged or destroyed by fire or other casualty prior to Closing such that: (I) Purchaser’s reasonable estimate of the cost to repair the same exceeds $300,000.00 for any one of the Properties; (2) the affected Tenant has the right to terminate its Lease or abate or offset rent under its Lease on account of such casualty; or (3) access to or egress from any Property is materially impaired (any such fire or other casualty, a “Material Casualty”), Purchaser may, at Purchaser’s sole option, elect to either:
     (a) terminate this Agreement and receive back the Deposit; or
     (b) purchase the Real Property subject to and in accordance with the terms of this Agreement.
     In the event of a fire or other casualty that is not a Material Casualty, and in connection with any Material Casualty as to which Purchaser elects to proceed, (i) Purchaser shall purchase the Real Property in accordance with the terms hereof without reduction in the Purchase Price (except for any applicable deductible that will reduce the insurance proceeds assigned to Purchaser at Closing) and (ii) Seller shall assign to Purchaser at Closing all insurance proceeds paid or payable on account of such damage, including any rental or business interruption insurance pro-rated to the date of closing (and the amount of any deductible shall be credited against the Purchase Price).

Purchaser shall be deemed to have elected to terminate this Agreement under Section 6.3(a) unless, within fifteen (15) Business Days from reasonably detailed written notice to Purchaser of such casualty, Purchaser provides Seller with written notice that Purchaser elects to proceed. If the Closing Date would otherwise occur sooner, it shall automatically be extended to the date that is twenty (20) Business Days after written notice to Purchaser of the casualty.
If any insurance proceeds paid or payable on account of a fire or other casualty are to be assigned to Purchaser in accordance with the provisions of this Agreement, Seller shall cooperate as reasonably requested by Purchaser to effectuate such assignment (including, if necessary, at no costs to Seller prosecuting claims in Purchaser’s name or for Purchaser’s benefit), and Seller’s obligation to so cooperate shall survive the Closing only for such fire or other casualty occurring prior to Closing.
Notwithstanding anything to the contrary in this Section 6.3, if Seller fails to maintain full replacement cost insurance or rental interruption insurance as required in this Agreement, and if there is a fire or other casualty that is not a Material Casualty, or if there is a Material Casualty as to which Purchaser elects to proceed, Purchaser shall have the right, in lieu of an assignment of insurance proceeds, to receive a credit against the Purchase Price in an amount equal to the actual cost to repair the damage caused by such fire or other casualty as estimated by a third party consultant selected by Purchaser and acceptable to Seller and the amount of any lost rents that would have been covered by insurance if Seller had maintained the rental insurance required above.
     Section 6.4. Condemnation. If, at any time before completion of the Closing, a taking or condemnation (or proceeding in lieu thereof) is commenced or threatened in writing: (i) of all or substantially all of any one or more parcels making up the Real Property; or (ii) of Is than all or substantially all of any one or more parcels making up the Real Property that: (1) results in any Tenant having the right to terminate its Lease or abate or offset rent tinder its Lease; (2) causes an individual property of the Real Property to fail to comply with Legal Requirements; (3) materially impairs access to or egress from any Property; (4) causes the loss of any parking that benefits any Property; or (5) otherwise, in Purchaser’s reasonable business judgment, results in a loss of value in excess of $300,000.00 for any individual property of the Real Property (any of the foregoing, a “Material Taking”), Purchaser may, at Purchaser’s sole option, elect either to:
          (a) terminate this Agreement and receive back the Deposit; or
          (b) purchase the Properties subject to and in accordance with this Agreement.
     In the event of condemnation or taking that does not constitute a Material Taking, or if there is a Material Taking but Purchaser elects to proceed , (1) Purchaser shall purchase the Real Property in accordance with the terms hereof (without reduction in the Purchase Price), (2) Seller shall assign to Purchaser at Closing all condemnation proceeds and rental interruption insurance paid or payable as a result of such condemnation, (3) Purchaser shall have the right to be present with Seller at any hearings or negotiations with respect thereto, and (4) Seller shall not settle or compromise any such matter without Purchaser’s prior written consent. Purchaser shall be deemed to have elected to terminate this Agreement under Section 6.4(a) unless, within fifteen (15) Business Days from written notice to Purchaser of the condemnation, Purchaser provides Seller with written notice that Purchaser elects to proceed. If the Closing Date would otherwise occur sooner, it shall automatically be extended to the date that is twenty (20) Business Days after written notice to Purchaser of the Material Taking.

     Section 6.5. Leasing and Other Activities Prior to Closing.
          (a) During the term of this Agreement, Seller shall not enter into any Lease Transaction without Purchaser’s prior written consent, which consent may be given or withheld in Purchaser’s sole discretion.
          (b) During the Restricted Period, Seller shall not enter into any new Contracts or material modifications, renewals or terminations of any existing Contracts that would impose any obligations on Purchaser or on the Real Property after Closing, without the written consent of Purchaser, which consent may be granted or denied in Purchaser’s sole discretion. In its request for Purchaser’s approval under this Section 6.5(b), Seller shall include the following notice: “NOTE: FAILURE TO RESPOND WITHIN THE TIME PERIOD SET FORTH IN SECTION 6.5(b) WILL RESULT IN A DEEMED APPROVAL”. If Seller so requests Purchaser’s approval and Purchaser does not notify Seller in writing of its consent or disapproval within ten (10) Business Days after notice thereof from Seller, Purchaser shall be deemed to have consented to such requested action. Without limiting the foregoing approval rights, Seller shall provide Purchaser with prompt notice of any new Contracts or material modifications, renewals or terminations of any such contracts, together with complete copies of the documents relating thereto.
          (c} During the Restricted Period, Seller shall not, without Purchaser’s prior written approval, (i) make any material alterations or additions to the Real Property, except as may be required by law or any of the Leases or as may reasonably be required for the prudent repair and maintenance of the Real Property, (ii) change or attempt to change (or consent to any change in) the zoning or other Legal Requirements applicable to the Real Property, or (iii) cancel, amend or modify in any material respect any Permit.
          (d) At all times prior to Closing, Seller shall: (i) maintain the Real Property in good condition and repair; (ii) use commercially reasonable efforts to maintain its relations with the Tenants and otherwise conduct business with respect to the Real Property in a commercially reasonable manner; (iii) perform its obligations under the Leases, the Contracts and the Permitted Exceptions (and, as applicable, enforce the obligations of any other parties to such documents); (iv) insure the improvements as follows:
•	Building $5,000,000

•	Contents $1,000,000

•	EDP (Computer and Electronic Equipment) $3,000,000

•	Interruption insurance and Extra Expense insurance $750,000

•	Each site is covered for $9,750,000 (4 Sites = $39 million)

•	General liability insurance coverage in accordance with generally prevailing industry standards
(Seller does not have separate policies for each site but the values above are broken down and named for each site.)
(v) not sell or further encumber the Real Property or any direct or indirect interest therein or enter into any agreement relating thereto, and (vi) promptly give Purchaser a reasonably detailed written notice of: (1) any fire, flood or other material adverse change with respect to the Real Property of which Seller obtains actual knowledge; (2) any actual or proposed condemnation (or proceeding in lieu thereof) of which Seller obtains actual knowledge; (3) any written notice received by Seller claiming that the Properties or the use and operation thereof fails to comply with any Legal Requirements; (4) any written notice given or received by Seller claiming that Seller or the Tenants are in default under any Lease; and

(5) any written notice received by Seller concerning any pending or threatened litigation or administrative proceeding affecting the Real Property. If Seller becomes aware during the term of this Agreement of any matters that render any of its representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing.
ARTICLE 7
As-Is Sale; Limited Representations and Warranties
     Section 7.1. As-Is Sale.
          (a) Purchaser acknowledges that it is an experienced and sophisticated purchaser of commercial real estate projects such as the Real Property and that, prior to the Closing, it will have a full and complete opportunity to conduct such investigations, examinations, inspections and analysis of the Real Property and market conditions as Purchaser, in its absolute discretion, may deem appropriate. Purchaser further acknowledges that, except for Seller Representations in Section 7.3 of this Agreement, Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller.
          (b) Except for the Seller Representations in Section 7.3 of this Agreement, Purchaser agrees that the Real Property shall be sold and that Purchaser shall accept possession of the Real Property on the Closing Date strictly on an “as is, where is, with all faults” basis, and that, except for the Seller Representations in Section 7.3 of this Agreement, such sale shall be without representation or warranty of any kind by Seller, express or implied.
     Section 7.2. Purchaser Representations. Purchaser hereby represents and warrants to Seller as follows:
          (a) Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.
          (b) There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder. Purchaser has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Purchaser’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (e) admitted in writing its inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally. Purchaser has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement.
          (c) Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Purchaser, (2) to the best of Purchaser’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.
          (d) No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.
          (e) Purchaser represents and warrants to Seller that Purchaser is an affiliate of STAG Capital Partners, LLC and that the Letter of Intent signed by Seller in favor of STAG Capital Partners, LLC is binding on the Purchaser and Purchaser agrees this Agreement is the basis upon which Seller and Purchaser have negotiated this Agreement.
          Section 7.3. Seller’s Representations. Seller warrants and represents to Purchaser as follows:
          (a) Representations Concerning Seller.
          (i) Seller is a corporation duly formed, validly existing and in good standing under the laws of Florida. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms;
          (ii) There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened, against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations hereunder. Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing it inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally. Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;
          (iii) Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Seller, (2) to the best of Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Seller is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;
          (iv) No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder;
          (v) Seller is not a “foreign person” or “disregarded” entity” as defined in Section 1445 of the Code; Seller’s taxpayer identification number is 59-325-78-98;

          (b) Representations Concerning the Properties.
          (1) The Leases:
               (A) Seller has delivered to Purchaser true, correct and complete copies of the Leases;
               (B) The Leases are in full force and effect, have not been further amended, modified or supplemented, and constitute the entire agreements between the Seller and the Tenants concerning the Real Property;
               (C) There are no defaults by the Seller or Tenants under the Leases or, to the best of Seller’s knowledge, any condition or event that, with the passage of time or giving of notice, or both, would constitute such a default. No Tenant is entitled to any reduction in or refund of, and has a counterclaim or offset against, and is not otherwise disputing, any rents or other charges paid, payable or to become payable by the Tenant under any Lease or any of the Tenant’s other obligations under any Lease. There are no options or rights to renew, extend or terminate the Leases, except as expressly set forth in the Leases. No Tenant has indicated to Seller its intent to terminate or attempt to renegotiate its Lease prior to expiration of the term of such Lease. To the knowledge of the Seller, no Tenant has entered into any assignment or sublease with respect to the Leases;
               (D) Except as disclosed on Exhibit C, Tenants have not provided any security deposit in connection with the Leases;
               (E) There arc no free rent, operating expense abatements, incomplete Landlord provided tenant improvements, see Exhibit C, rebates, allowances, or other unexpired concessions or landlord obligations under the Leases;
               (F) Other than the Leases, the Seller has not entered into any leases or other occupancy agreements affecting all or any portion of the Real Property, and there are no tenants or other occupants of all or any part of the Real Property other than the Tenants under the Leases;
               (G) At the Closing, the landlord’s interest in the Leases will be assigned to Purchaser;
               (H) To the knowledge of the Seller, the Tenants are not the subject of any bankruptcy, reorganization, insolvency or similar proceedings;
               (I) (a) The commencement date of the Palatka, Florida Lease was as set forth in the Lease; the rent commencement date of the Palatka, Florida Lease was as set forth in the Lease; and the expiration date of the initial term of the Palatka, Florida Lease is as set forth in the Lease; (b) There are no options remaining unexercised on the part of the Tenant to renew the Palatka, Florida Lease except as set forth in the Lease; and (c) Monthly basic rent is payable as and when set forth in the Palatka, Florida Lease;
               (J) (a) The commencement date of the Pikeville, Kentucky Lease was as set forth in the Lease; the rent commencement date of the Pikeville, Kentucky Lease was as set forth in the Lease and the expiration date of the initial term of the Pikeville, Kentucky Lease is as set forth in the Lease; (b) There are no options remaining unexercised on the part of the Tenant to renew the Pikeville, Kentucky Lease except as set forth in the Lease; and (c) Monthly basic rent is payable as and when set forth in the Pikeville, Kentucky Lease;
               (K) (a) The commencement date of the Ada, Oklahoma Lease as set forth in the Lease; the rent commencement date of the Ada, Oklahoma Lease was as set forth in the Lease; and the expiration date of the initial term of the Ada, Oklahoma Lease is as set forth in the Lease; (b) There are no options remaining unexercised on the part of the Tenant to renew the Ada, Oklahoma Lease except as set forth in the Lease; and (c) Monthly basic rent is payable as and when set forth in the Ada, Oklahoma Lease;
               (L) (a) The commencement date of the Manhattan, Kansas Lease was as set forth in the Lease; the rent commencement date of the Manhattan, Kansas Lease was as set forth in the Lease; and the expiration (late of the initial term of the Manhattan, Kansas Lease is as set forth in the Lease; (b) There are no options remaining unexercised on the part of the Tenant to renew the Manhattan, Kansas Lease except as set forth in the Lease; and (c) Monthly basic rent is payable as and when set forth in the Manhattan, Kansas Lease;
               M) (a) Each Tenant has unconditionally taken possession (as set forth in the Leases) of and is occupying all of its respective Premises (to the extent that the Property is to be delivered to the Tenant pursuant to the applicable Lease); (b) Except as set forth on Schedule 7.3(b)(i)(M), Landlord has completed all work to be performed by Landlord under the Leases in a good and workmanlike manner and in accordance with each Lease; (c) Except as set forth on Schedule 7.3(b)(i)(M), Landlord has not received any notice from any Tenant of any defects in the Real Property or any related improvements; (d) Except as set forth on Schedule 7.3(b)(i)(M), no Tenant has delivered any notice alleging any defect or deficiency in the work relating to its respective Real Property or any related improvements or; and (e) Except as set forth on Schedule 7.3(b)(i)(M), Landlord has satisfied any and all commitments made to induce each Tenant to enter in to its respective Lease;
          (ii) Lease Brokerage. There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Real Property, whether now or in the future. No brokerage or similar fee is due or unpaid by the Seller with respect to the Leases or the Real Property. No brokerage or similar fee shall be due or payable on account of the exercise of any renewal, extension or expansion options arising under the Leases;
          (iii) Contracts. The Tenants under the Leases are responsible for all maintenance except for limited exceptions discussed in the Leases; the Seller does not have any contracts to be assigned.
          (iv) Warranties, Permits and Related Matters.
               (A) There are no outstanding warranties on the improvements on the Real Property.
               (B) Seller is unaware of any claims that the Real Property is not in compliance in all material respects with all Legal Requirements, and the Seller has no actual knowledge of any claim of violation of any Legal Requirement.

               (C) To Seller’s knowledge, without a duty to investigate, that Seller has obtained all licenses, permits, variances, approvals, and authorizations required from all governmental authorities having jurisdiction over the Res! Property or from private parties for the intended development, construction, use, operation and occupancy of the Real Property and to insure vehicular and pedestrian ingress to and egress from the Real Property (collectively, the “Permits”) and, to the extent there are any such Permits, they are, and will at Closing be, in full force and effect;
               (D) Seller has not received any written notice from any insurance company, insurance rating organization or Board of Fire Underwriters requiring any alterations, improvements or changes at the Real Property, or any portion thereof;
               (E) To Seller’s knowledge, without a duty to investigate, other than general real estate taxes, Seller has no obligations to any governmental authority, adjacent property owner or other Person for the payment (or for any donations in lieu of payment) or performance of any infrastructure, capital improvements or other work in connection with the development or ownership of the Real Property;
          (v) Litigation and Other Proceedings.
               (A) No condemnation or eminent domain proceedings are pending or, to Seller’s knowledge without a duty to investigate, threatened against the Real Property or any part thereof, and the Seller has not made any commitments to or received any written notice of the desire of any public authority or other entity to take or use the Real Property or any part thereof whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes, except:
AT&T has opened negotiations for an underground easement at the Manhattan, Kansas property. Copies of all correspondence have been delivered to Purchaser.
               (B) There are no pending, or to Seller’s knowledge without a duty to investigate, threatened, judicial or administrative proceedings or investigations affecting or relating to the development, construction, use, operation or ownership of the Real Property;
          (vi) Taxes. The Seller has delivered true and comet copies of tax hills issued by any applicable federal, state or local governmental authority to the Seller with respect to the Real Property for the most recent past tax year, and Seller has not received notice of any new assessment received with respect to a current or future tax year. No portion of the Real Property comprises part of a tax parcel which includes property other than property comprising all or a portion of the Real Property. To Seller’s actual knowledge with no duty to investigate, no application or proceeding is pending with respect to a reduction or an increase of such taxes. There are no tax refund proceedings relating to the Real Property which are currently pending. On the date of this Agreement Seller is unaware of any special taxes or assessments to be levied against the Real Property nor is the Seller aware of any change in the tax assessment of the Real Property
          (vii) Personal Property. Seller has good title to the Personal Property and shall cause the same to be transferred to Purchaser free and clear of all liens and encumbrances.
          (viii) Hazardous Materials. Except as disclosed in writing to Purchaser before the date hereof or in this Agreement, the Seller has not received any written notice that Hazardous Materials are present at the Real Property or that the Real Property is in violation of any Environmental Law. The Seller has not used (except for Hazardous Materials Permitted Exceptions or as is customary in the course of construction of the Improvements and in compliance with all applicable laws), manufactured, generated, treated, stored, disposed of, or released any material amounts of Hazardous Materials on, under or about any the Real Property or transported any material amounts of Hazardous Materials over any part of the Real Property or installed, used or removed any storage tank on, from or in connection with any of the Real Property except as disclosed in this Agreement, and to Seller’s knowledge without any duty to investigate, there are no storage tanks or wells (whether existing or abandoned) located on, under or about any part of the Real Property, except as disclosed in Section 6.1.(g);
          (ix) No Preemptive Rights. The Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in the Real Property ;
          (x) Reports and Other Information.
               (A) Seller has delivered or made available to Purchaser (without representation or warranty, express or implied, as to the completeness or accuracy thereof) true and complete copies of all current reports regarding the Real Property;
          (B) The Leases, Permits, and all other agreements, books and records relating to the Property delivered or made available by Seller to Purchaser in connection with this Agreement are and at the time of Closing will be copies of such documents that are true, complete and correct in all material respects;
               (C) To the Seller’s knowledge, with a duty to investigate, the Seller has not failed to deliver to Purchaser a true and complete copy of any written report or document in Seller’s possession that materially affects the development, ownership, leasing, value or use of the Property; Notwithstanding anything in this Agreement to the contrary Seller has not and does not represent or warrant anything not stated in this Section 7.3 or Section 5.6 of this Agreement.
     Section 7.4. Seller’s Knowledge. Whenever a representation is qualified by the phrase “to the best of Seller’s knowledge”, or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of David Reule, President of the Seller (the “Designated Seller Representative”), without independent investigation or inquiry other than review of Seller’s files and reasonable inquiry of Seller’s agents, officers and employees who are familiar with the development, ownership, operation and leasing of the Property.
ARTICLE 8
Closing
     Section 8.1. Closing Date; The Closing shall take place at 10:00 a.m. on the Closing Date. Unless the Parties otherwise agree in writing, the Closing shall be conducted through an escrow arrangement with the Title Company and, on or before the Closing Date, the Seller shall deliver to the Title Company or Purchaser the documents listed in Section 8.2 and the Purchaser shall deliver to the Title Company the documents and funds described in Section 8.3. Subject to the adjustments and apportionments as set forth in this Agreement, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds to Seller’s account as provided below, title to the Real Property shall not pass until Seller has confirmed that collected funds have been received and deposited to the account of Seller.

     Section 8.2. Wiring Instructions:
Bank Name:
Address:
ABA Routing #:
Account Number:
Account Name:
..
     Notwithstanding anything to the contrary in this Agreement, if, on the Closing Date, Purchaser is unable to bind property and casualty insurance for any part of the Real Property solely because of the existence of a named hurricane threatening the area in which the Real Property is located, Purchaser may, by written notice to Seller, adjourn the Closing until the date that is three (3) Business Days after the date that such condition no longer exists.
     Section 8.3. Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser (or its nominee), at Seller’s sole expense, each of the following items:
(a)

(i)	A special or limited warranty deed in the form attached as Exhibit E, modified as necessary or appropriate to conform to local law in each location where the Real Property is located, as applicable, conveying good and clear record fee simple title, subject only to the Permitted Exceptions, in proper form for recording,

(ii)	a Bill of Sale, Blanket Conveyance and Assignment in the form attached hereto as Exhibit F,

(iii)	Assignment and Assumption Agreements in the form attached hereto as Exhibit G, in proper form for recording, for the Leases,

(iv)	the Representation Update Certificate in the form attached hereto as Exhibit H,

(v)	the Closing Statement, and

(vi)	a non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code, all duly executed (and, when required, acknowledged) by Seller;

(b)	An original of each of the leases;
          (c) Such evidence or documents as may be reasonably required by the Title Company or Purchaser relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; or (iii) the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Properties;
          (d) as-built drawings to the extent Seller has such in its possession without representation;

          (e) At least two original Tenant estoppel certificates for each of the Leases consistent with the requirements of this Agreement;
          (f) At least two original SNDAs for each of the Leases consistent with the requirements of this Agreement;
          (g) A notice letter to the Tenants. Such notice shall be prepared by Purchaser and reasonably approved by Seller, shall notify the Tenants of the sale and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices, the naming of Purchaser (or its nominee) on insurance policies carried by Tenants, and other matters reasonably required by Purchaser or required by law. Unless a different procedure is required by applicable law, in which event such law shall be controlling, Purchaser agrees to transmit or otherwise deliver such letters to the Tenants promptly after the Closing;
          (h) To the extent applicable, two originals of any REA Estoppels; and
          (i) Evidence of release and discharge of all mortgages, materialmen’s and mechanics’ liens and attachments and other encumbrances on the Real Property that are not Permitted Exceptions.
 Notwithstanding anything in this Agreement to the contrary Seller shall not be required to execute any documents that are inconsistent with the conveyance of the Real Property deed to be delivered by Seller at Closing.
     Section 8.4. Purchaser’s Deliveries. At the Closing, Purchaser shall deliver the following items:
          (a) Immediately available funds in United States of America currency sufficient to pay the Purchase Price (less the Deposit) and Purchaser’s share of all escrow costs and closing expenses;
          (b) Duly executed and acknowledged originals of the Assignment and Assumption Agreements and the Closing Statement;
          (c) Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the Person or Persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Real Property; and
          (d) Such other documents as are consistent with the terms of this Agreement and reasonably required to close the transaction contemplated hereby.

     Section 8.5. Costs and Prorations.
     (a) General. Real estate taxes and assessments allocable to the payment period that includes the Closing Date, personal property taxes, rental income shall be prorated between Seller and Purchaser as of the Closing Date in accordance with this Section 8.4. Except as otherwise provided in this Section 884, income and expenses shall be prorated on the basis of a 30-day month and on the basis of the accrual method of accounting. All such items attributable to the period prior to the Closing Date shall be credited or charged to Seller, and all such items attributable to the period commencing on the Closing Date shall be credited to Purchaser.
     (b) Rents. All rents and all additional rents (collectively, the “Rents”) payable by the Tenants, to the extent collected by Seller on or prior to the Closing Date and which represent payments of Rents applicable to a period of time on or subsequent to the Closing Date, shall be prorated between Seller and Purchaser at Closing. Purchaser shall be credited at Closing with (i) all security deposits paid by the Tenants with respect to the Real Property; and (ii) Rents prepaid beyond the Closing Date, if any.
     (c) Arrears. Any of the Rents which are due and payable by the Tenant with respect to the period prior to the Closing Date, but which have not been collected by Seller on or prior to the Closing Date, or payment of which has been deferred until after the Closing Date (the “Arrearage Rents”) shall not be prorated at Closing. Any Arrearage Rents that are paid after the Closing Date shall, subject to the terms below, be paid to Seller, and if the Arrearage Rents are received by Purchaser, Purchaser shall pay the Arrearage Rents to Seller promptly after collection by Purchaser; provided, however, that all Rents collected after the Closing Date shall be applied first to payment of all amounts due Purchaser and second to all Arrearage Rents due to Seller. Purchaser shall have no obligation to collect any Arrearage Rents or to commence any action to enforce the obligation of Tenants to pay the Arrearage Rents. In the event Purchaser elects to commence any action or proceeding against any Tenant and as a result thereof collects any Arrcarage Rents which Purchaser is required to remit to Seller, Purchaser shall be entitled to deduct and retain a portion of the amount collected which is equal to the pro rata share of the reasonable, third patty expenses incurred by Purchaser in connection with the collection of the Arrearage Rents.
     (d) Insurance. Notwithstanding anything in this Agreement to the contrary; all insurance charges are paid by the Tenants under the Leases, collected 1/12th each month based on the last year’s costs. By the terms of the Leases the Landlord and Tenant will settle and adjust any deficiency when the actual insurance amounts are known. At Closing the Seller will have collected a only the amount toward the insurance charges for the year 2006 that are due and payable by Tenant under the Leases through the Closing. Notwithstanding anything in this Agreement to the contrary; Seller shall cancel its insurance policies and accept the amounts paid by Tenant as final. Purchaser shall purchase new insurance coverage beginning on the date of Closing.
     (e) Taxes. All real estate taxes are paid by the Tenants under the Leases, collected 1/12th each month based on the last year’s costs. By the terms of the Leases the Landlord and Tenant will settle and adjust any deficiency when the actual tax amounts are known. At Closing the Seller will have collected a certain amount toward the taxes for the year 2006. Notwithstanding anything in this Agreement to the contrary; Seller shall pay to Purchaser at Closing the full amount of Taxes collected from Tenants to date in lieu of pro-rating such taxes.
     (f) Assessment Installments. Notwithstanding anything in this Agreement to the contrary; if as of the Closing Date any one of the individual parcels making up the Real Property is encumbered or otherwise affected by any assessment (whether or not a lien) which is or may become payable in installments (which the Tenant is not required to pay under the provisions of the applicable Lease), then for the purposes of this Agreement, all unpaid installments of such assessments shall be deemed to have become due and payable prior to the Closing Date and Purchaser shall be entitled to receive a credit against the Purchase Price in an amount equal to all unpaid installments of such assessments, and in such event Purchaser shall take title to the Real Property subject to the unpaid installments not yet due and payable.
     (g) Utilities. Tenant is solely responsible for the payment of any and all utility costs and utility deposits (if any) under the Leases so there will be no adjustment for such costs and deposits at Closing.
     (h) Closing Costs. Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Purchaser shall pay all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports. Each party shall pay one-half of the charges for the escrow services of the Title Company. Seller shall pay all recording fees in connection with the release of any encumbrances on the Property, the cost of recording the Deed and all transfer taxes and documentary stamp charges and all title insurance premiums (exclusive of any endorsements), however, Seller shall not be required to pay the amount that such title insurance premiums charged by the Title Company exceeds the cost of the title insurance premiums quoted by the title insurance companies issuing the title commitments provided by Seller to Purchaser. Purchaser shall pay the cost of any endorsements to Purchaser’s title policy and the cost of an updated ALTA survey for the Property. All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Real Property is located.
     (h) Closing Statement. Purchaser and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations to be made as of the Closing Date in accordance with the terms of this Agreement (the “Closing Statement”).
     Section 8.6. Possession. Possession of the Real Property shall be delivered to Purchaser by Seller at the Closing, subject only to the Leases, and the Permitted Exceptions.
ARTICLE 9
Real Estate Commission
     Section 9.1. Commissions.
     (a) if and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Seller shall be obligated to pay a real estate commission anchor brokerage fee to Seller’s Broker in accordance with a separate agreement between Seller and Seller’s Broker. Such commissions shall be paid in full at Closing.
     (b) Seller represents, warrants and covenants to Purchaser that, except for Seller’s Broker, Seller has not dealt with any real estate agent or broker in connection with the transaction contemplated hereby. Seller shall indemnify Purchaser against all claims, costs and liability (including reasonable attorneys’ fees) arising from or relating to any claims by Seller’s Broker and/or any other broker or other Person claiming airy commission or similar compensation by, through or under Seller or Seller’s Broker.
     (c) Purchaser represents, warrants and covenants with Seller that, except for Seller’s Broker, Purchaser has not dealt with any real estate agent or broker in connection with the transaction contemplated hereby.

     The provisions of this Section 9.1 shall survive the Closing.
ARTICLE 10
Termination and Default
     Section 104. Termination without Default. If the sale of the Real Property is not consummated because of the failure of any condition precedent to Purchaser’s obligations expressly set forth in this Agreement or for any other reason except a default by Purchaser in its obligation to purchase the Real Property in accordance with the provisions of this Agreement (which shall be governed by Section 10.2) or any default by Seiler of its obligations under this Agreement (which shall be governed by Section 10.3), the Deposit shall promptly be returned to Purchaser and neither Party shall have any further obligations hereunder.
     Section 10.2. Purchaser’s Default. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Properties in accordance with the terms of this Agreement, and if such default is not cured within ten (10) days from written notice thereof from Seller to Purchaser, then: (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and (c) Seller and Purchaser shall have no further obligations to each other. PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACII OF TIIIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. PURCHASER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN TILE DEPOSIT SHALL BE SELLER’S SOLE REMEDY, AT LAW AND IN EQUITY, FOR PURCHASER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.
     Section 10.3. Seller’s Default. If Seller defaults in its obligation to sell the Properties to Purchaser in accordance with the terms of this Agreement, and if such default is not cured within ten (10) days from written notice thereof from Purchaser to Seller, then Purchaser may, as its sole and exclusive remedy at law or in equity: (a) terminate this Agreement by giving written notice thereof to Seller, in which event the Deposit will promptly be returned to Purchaser, Seller promptly will reimburse Purchaser for its actual third party costs incurred in connection with this Agreement, such costs not to exceed $50,000.00 and the Parties shall have no further obligation to each other; (b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement.
     Section 10.4. Breach of Representations. The representations and warranties of Seller under Section 7.3 (except for Section 7.3 (b) (i) and Section 7.3(b)(vi) — (ix)) above and Purchaser set forth in this Agreement or in any document or certificate delivered by Seller or Purchaser in connection herewith shall survive the Closing for a period of six (6) months and no action or proceeding thereon shall be valid or enforceable, at law or in equity, unless prior to Closing, written notice thereof is given to the other Party.
     Section 10.5. Mutual Indemnifications.
          (a) From and after the Closing, Seller shall indemnify Purchaser and defend and hold Purchaser harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties,

damages and losses, including reasonable attorneys’ fees, resulting from any misrepresentation or breach of warranty by Seller in this Agreement or in any document, certificate, or exhibit given or delivered by Seller pursuant to or in connection with this Agreement; provided, however, Purchaser shall make no claim under this subsection until the aggregate of any potential claims exceeds $300,000, as reasonably estimated by Purchaser.
          (b) From and after the Closing, Purchaser shall indemnify Seller and defend and hold Seller harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including reasonable attorneys’ fees, resulting from any misrepresentation or breach of warranty made by Purchaser in this Agreement or in any document, certificate, or exhibit given or delivered by Purchaser pursuant to or in connection with this Agreement; provided, however, Seller shall make no claim under this subsection until the aggregate of any potential claims exceeds $300,000, as reasonably estimated by Seller.
          (c) Seller shall indemnify Purchaser and defend and hold Purchaser harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including reasonable attorneys’ fees, asserted against, incurred or suffered by Purchaser resulting from any personal injury or property damage occurring in, on or about the Real Property or relating thereto and occurring during any period in which Seller or its affiliates owned the Real Property, from any cause whatsoever other than as a consequence of the acts or omissions of Purchaser, its agents, employees or contractors.
          (d) Purchaser shall indemnify Seller and defend and hold Seller harmless from any claims, losses, demands, liabilities, costs, expenses, penalties, damages and losses, including reasonable attorneys’ fees, asserted against, incurred or suffered by Seller resulting from any personal injury or property damage occurring in, on or about the Real Property or relating thereto and occurring during any period which Purchaser or its affiliates owns the Real Properties from any cause whatsoever other than as a consequence of the acts or omissions of Seller, its agents, employees or contractors.
          (e) In the event either party hereto receives notice of a claim or demand which results or may result in indemnification pursuant to Section 10.5, such party shall promptly give notice thereof to the other party to this Agreement. The patty receiving such notice shall promptly take such measures as may be reasonably required to properly and effectively defend such claim, and may defend same with counsel of its own choosing. In the event the party receiving such notice fails to properly and effectively defend such claim, and in the event such party is liable therefor, then the party so giving such notice may defend such claim at the expense of the party receiving such notice. The provisions of this Section 10._5 shall survive the Closing.
The provisions of this Section 10.5, shall survive the Closing or termination of this Agreement for a period of six (6) months.
ARTICLE 11
Miscellaneous
     Section 11.1. Entire Agreement; Successors and Assigns; Miscellaneous Provisions. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement, and it supersedes all prior discussions, understandings or agreements. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated into this Agreement by reference. This Agreement shall be binding upon and inure to the benefit of (he Parties and their respective successors and assigns. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts, and all counterparts shall collectively constitute a single agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by both Seller and Purchaser. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein”, “hereinafter”, “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.” This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.
     Section 11.2. Waiver; Governing Law. The excuse or waiver of the performance by a patty of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement. This Agreement shall be construed and the rights and obligations of Seller and Purchaser hereunder determined in accordance with the internal laws of the State of Florida,
     Section 11.3. Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery, (iii) delivered in person or (iv) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted and the telephone number of the recipient’s telecopier or facsimile machine (with a copy thereof sent thereafter in accordance with clause (1), (ii) or (iii) above). All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:

To Seller:	David P. Reule
President
Sykes Realty, Inc.
400 North Ashley Drive ‘Tampa, Florida, 33602
United States of America
Fax Number: 813- 470-3735

With a copy to:	James T. Holder, Esq.
General Counsel
Sykes Enterprises, Incorporated
400 North Ashley Drive
Tampa, Florida, 33602
United States of America
Fax Number: 813-209-4472

To Purchaser:	SAgE Aggregation, LLC
c/o STAG Capital Partners, LLC
99 Chauncy Street
Boston, Massachusetts 0211 1
Attn: Benjamin S. Butcher Fax
No. 617-574-0052

With a copy to:	DLA Piper Rudnick Gray Cary US LLP
33 Arch Street, 26th Floor
Boston, Massachusetts 02110
Attention: John L. Sullivan, Esq.
Fax No. 617-406-6100
Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.3. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.
     Section 11.4. Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.
     Section 11.5. IRS Real Estate Sales Reporting. Purchaser and Seller hereby agree that the Title Company shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.
     Section 11.6. Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Title Company, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.
     Section 11.7. Severability. The Parties intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the Parties as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained in this Agreement, and that the rights, obligations, and interests of the Parties under the remainder of this Agreement shall continue in full force and effect.
     Section 11.8. Exclusivity, In consideration of the significant time and expense to be devoted by Purchaser to its potential acquisition of the Properties and so long as Purchaser is acting in good faith to close the sale contemplated in this Agreement, Seller agrees that, during the term of this Agreement, it will negotiate exclusively with Purchaser concerning a potential sale of the Properties, it will not market the Properties for sale or allow other potential purchasers to inspect or tour the Properties, and it has not and will not enter into any agreement to sell the Properties to any party other than Purchaser. If Seller breaches its obligations under this Section, Purchaser shall have the right to injunctive relief.
[The balance of this page has intentionally been left blank. Signature pages follow.]

     IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the Effective Date.

SELLER: Sykes Realty, Inc. a Florida corporation
By:	/s/ David P. Reule
	Name:	David P. Reule
	Title:	President
	Date:	June 30, 2006

PURCHASER: SAgE Aggregation, LLC
By:	/s/ Stephen C. Mecke
	Name:	Stephen C. Mecke
	Title:	Authorized Officer
	Date:	June 30, 2006

     IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the Effective Date.

SELLER: Sykes Realty, Inc. a Florida corporation
By:	/s/ David P. Reule
	Name:	David P. Reule
	Title:	President
	Date:	June 30, 2006

PURCHASER: SAgE Aggregation, LLC
By:	/s/ Stephen C. Mecke
	Name:	Stephen C. Mecke
	Title:	Authorized Officer
	Date:	June 30, 2006

Schedule 1,1
Defined Terms
     “Agreement” has the meaning set forth in the first paragraph of this document.
     “Allocated Purchase Price” shall mean the portion of the Purchase Price allocated for each property, as set forth in Schedule 2.2 hereof.
     “Arrearage Rents” has the meaning set forth in Section 8.4(c).
     “Business Day” shall mean any day of the week other than (1) Saturday and Sunday, (ii) a day on which banking institutions in Boston, Massachusetts are obligated or authorized by law or executive action to be closed to the transaction of normal banking business, or (iii) a day on which governmental functions in the Boston, Massachusetts area are interrupted because of extraordinary events such as hurricanes, power outages or acts of terrorism.
     “Certificates of Occupancy has the meaning set forth in Section 6.1(i),.
     “Closing” shall mean the consummation of the purchase and sale of the Properties pursuant to the terms of this Agreement.
     “Closing Statement” has the meaning set forth in Section 8.4(j).
     “Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.
     “Confidential Information” shall mean any proprietary information concerning the Real Property provided to Purchaser by Seller, excluding information that is available to the general public or from sources other than Seller.
     “Contracts” shall mean all leasing, operation, maintenance, repair and other contracts (other than the Leases) affecting the Land or Improvements and all amendments and modifications thereto.
     “Deposit” has the meaning set forth in Section 3.1.
     “Designated Seller Representative” has the meaning set forth in Section 7.4.
     “Effective Date” shall mean June 30, 2006.
     “Employee Claims” shall have the meaning set forth in Section 5.6.
     “Environmental Law” shall mean any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to environmental conditions, human health or Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et sect), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Emergency Planning and Community Right-To-Know Act (42 U.S.C. *1101 et seq.), The Endangered Species Act (16 U.S.C. §1531 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. §651 et seq.) and the Hazardous Materials

Transportation Act (49 U.S.C. § 1801 et seq.), and the regulations promulgated pursuant to such laws, all as amended from time to time.
     “Florida Lease” shall mean shall meats the lease dated May I, 2005 between the Seller, as Landlord and Precision Response Corporation, as Tenant, as amended:

Commence
Tenant	Real Property	-ment Date	Amendments or amending correspondence
Precision Response Corporation (“PRC”)	Palatka, Florida	5-1-05	e-mail from Tenant dated April 27, 2005 re: return of FF&E and removal from Lease.

e-mail to Tenant dated May 06, 2005 re: return of FF&R and removal from Lease.

Seller will prepare a Lease Amendment and submit it to the Tenant for signature
     “Hazardous Materials” shall mean any substance or material which is or contains: (i) any substance, waste or material now or hereafter defined in and/or regulated under any Environmental Law; (ii) gasoline, diesel fuel or other petroleum hydrocarbons; (iii) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (iv) polychlorinated biphenyls; (v) radon gas; or (vi) mold, mildew or other biological agents.
     “Hazardous Materials Permitted Exceptions” shall mean:
1.	Fuel to be used by the Standby Electrical Generator,

2.	Products and solutions used in typical office equipment, and

3.	Typical household products, such as cleaners.
     “Improvements” shall mean that certain building containing in the aggregate approximately 171,595- net rentable square feet and commonly known as the Sykes Portfolio located at 7220 Sykes Boulevard, Palatka, Florida (42,946 ± net rentable square feet): 55 Sykes Boulevard, Pikeville, Kentucky (42,946 ± net rentable square feet): 3700 Sykes Boulevard, Ada, Oklahoma (42,983+ net rentable square feet); and 5970 Sykes Boulevard, Manhattan, Kansas (42,720 ± net rentable square feet), and all other buildings, structures and other improvements situated upon the Land and any fixtures, systems and facilities owned by Seller and located on the Land. All areas calculated by Purchaser, Seller has not verified.
     “Kansas Lease” shall mean shall mean the lease dated August 1, 2004 between the Seller, as Landlord and Alorica, Inc., as Tenant, as amended:

Commence
Tenant	Real Property	-ment Date	Amendments or amending correspondence
Atoka, Inc.	Manhattan, Kansas	8-1-04	Lease Amendment No. 1 dated June 17,2004

     “Kentucky Lease” shall mean shall mean the lease dated February 1, 2005 between the Seller, as Landlord and Affiliated Computer Services, as Tenant, as amended:

Commence-
Tenant	Real Property	-ment Date	Amendments or amending correspondence
ACS Commercial Solutions, Inc. (‘ACS”)	Pikeville, Kentucky	2-1-05	Letter Agreement re: Contingency dated January 6, 2005

Second Amendment dated March 31, 2005

Tenant Letter dated December 22, 2005 wherein the Tenant Exercised its first option to extend the Lease Agreement
     “Land” shall mean the land described on Exhibit A attached, with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to such land.
     “Leases” shall mean, collectively, the Florida Lease, the Kansas Lease, the Kentucky Lease and the Oklahoma Lease.
     “Lease Transaction” shall mean any of the following: (a) the execution of any new lease or other occupancy agreement for any portion of the Real Property; (b) any modification of the Leases or any other occupancy agreement affecting the Real Property; (c) the consent to any assignment of or subletting under the Leases; or (d) the termination of the Leases.
     “Legal Requirements” means all applicable zoning, building, health and safety, environmental and all other laws, legislation, rules, codes, by-laws, ordinances, resolutions, regulations, orders and decrees and all requirements of the Board of Fire Underwriters and any other insurance underwriters relating in any way to the Real Property or the development, construction, ownership, use and occupancy thereof.
     “Material Casualty” has the meaning set forth in Section 6.3.
     “Material Taking” has the meaning set forth in Section 6.4.
     “Oklahoma Lease” shall mean shall mean the lease dated November I, 2005 between the Seller, as Landlord and Interactive Response Technologies, as Tenant, as amended:

Commence
Tenant	Real Property	-ment Date	Amendments or amending correspondence
Interactive Response Technologies (“1RT’)	Ada, Oklahoma	11-1-05	Lease Amendment No. i has been sent to the Tenant for signature.
     “Permitted Exceptions” shall mean all matters shown on the Title Commitments (other than Voluntary Liens) or the Surveys, except for those matters as to which, in accordance with Section 4.1, Purchaser makes a written objection on or before the Study Period Notice Deadline. In no event shall any

Voluntary Lien constitute a Permitted Exception, and all Voluntary Liens shall be paid in full at or before the Closing or out of the proceeds otherwise due to Seller.
     “Permit” has the meaning set forth in Section 7.3(b)(iv)(C).
     “Person” shall mean any individual, estate, trust, partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity.
     “Personal Property” shall mean all furniture, fixtures and equipment (“FF&E”), owned by Seller that still remains in the possession of tenants originally documented in the FF&E Agreement attached to the Lease Agreements. Note: Lt some cases equipment has been removed from the leased properties or sold. Seller will prepare Lease Amendments to the Lease Agreements reflecting the FF & E which still remains at the Real Property.
     “Property” shall mean, with respect to each of the Properties identified on Exhibit A hereto, collectively, the Real Property, and the Personal Property, Seller’s interest in the Leases,. Collectively, such properties shall be referred to as the “Properties”.
     “Purchase Price” shall mean the purchase price for the Properties as specified in Section 2.2.
     “Purchaser” means the Person named as the Purchaser in the first paragraph of this Agreement, together with any assignee of the originally named Purchaser.
     “Purchaser Title Objections” has the meaning set forth in Section 4.1.
     “REA Estoppels” has the meaning set forth in Section 4.1.
     “Real Property” shall mean, collectively, the Land and the Improvements for all of the real estate described on Exhibit A attached.
     “Reciprocal Easement Agreements” shall mean any and all reciprocal easement agreements, declarations of covenants, conditions, restrictions and casements, party wall agreements, “tie-back” agreements, common area agreements, shared maintenance agreements, common use agreements or similar agreements or understandings which burden or benefit the Real Property and other adjacent real property, and all supplements, amendments, modifications and memoranda thereof, relating to the development, use, operation, management, maintenance or occupancy of the Real Property.
     “Required Endorsements” shall mean the following ALTA endorsements (to the extent legally available in the jurisdiction in which the Real Property is located): (a) Form 9 - Comprehensive (modified as appropriate for an owner’s policy); (h) Form 3.l Zoning (including parking and loading); (c) survey endorsement; (d) access endorsement; (e) if the land on which the Property is located consists of more than one parcel, a contiguity endorsement; and (f) a tax parcel endorsement.
     “Restricted Period” shall mean the period commencing five (5) Business Days before the end of the Study Period and ending on the earlier of the Closing or the termination of this Agreement.
     “Seller” has the meaning set forth in the first paragraph of this Agreement.

     “Seller Representations” shall mean the representations and warranties of Seiler expressly set forth in Section 7.3.
     “Seller’s Broker” shall mean Mark Shellabarger of CB Richard Ellis.
     “SNDA” has the meaning set forth in Section 6.1f d).
     “Study Period” has the meaning set forth in Section 5.2.
     “Study Period Notice” has the meaning set forth in Section 5.2.
     “Study Period Notice Deadline” has the meaning set forth in Section 5.2.
     “Survey” has the meaning set forth in Section 4.1.
     ‘Tenants” shall mean Precision Response Corporation with respect to the Florida Lease; ACS Commercial Solutions, Inc. with respect to the Kentucky Lease; Alorica, Inc. with respect to the Kansas Lease ; and Interactive Response Technologies, Inc. with respect to the Oklahoma Lease.
     `“Termination Notice” has the meaning set forth in Section 5.2.
     “Title Commitments” has the meaning set forth in Section 4.1.
     `Title Company” shall mean the Boston, Massachusetts office of Stewart Title Guaranty Company, attention, Terrance Miklas.
     “Unknown Rents” has the meaning set forth in Section 8.4(d). “Utility Deposits” has the meaning set forth in Section 8.4(g).
     “Voluntary Liens” shall mean any of the following encumbrances on the Properties or any portion thereof: (a) any mortgage or deed of trust granted or assumed by Seller; (b) any mechanic’s or materialmen’s lien; (c) any lien for unpaid taxes, assessments, utility, water, sewer or other governmental charges; and (d) any other lien or encumbrance granted, assumed or suffered by Seller and securing the repayment of money or other claims made against Seller.

Schedule 2.2
Purchase Price Allocation

Property	Price
7220 Sykes Boulevard, Palatka, Florida	$4,050,000
55 Sykes Boulevard, Pikeville, Kentucky	$4,050,000
3700 Sykes Boulevard, Ada, Oklahoma	$3,800,000
5970 Sykes Boulevard, Manhattan, Kansas	$3,475,000